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Exhibit No. 21.

SUBSIDIARY INFORMATION

        Registrant Questar Pipeline Company has four wholly-owned subsidiaries: Questar Southern Trails Pipeline Company, Questar Transportation Services Company, Questar Overthrust Pipeline Company, and Questar Overthrust Company, which are all Utah corporations.

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  Exhibit No. 21.
SUBSIDIARY INFORMATION